Lithia Motors Increases First Quarter 2013 Dividend to $0.13 per Share

MEDFORD, OR -- (Marketwire - April 24, 2013) - Lithia (NYSE: LAD) announced that the Board of Directors has authorized a dividend for the first quarter 2013 and increased the amount to $0.13 per share. Lithia will pay the dividend May 24, 2013 to shareholders of record on May 10, 2013.

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 27 brands of new and all brands of used vehicles at 88 stores, which are located in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

For additional information on Lithia Motors, contact
John North
VP Finance and Controller
(541) 618-5748